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                                                                     EXHIBIT (c)

                  FAIRNESS OPINION OF CHAFFE & ASSOCIATES, INC.

October 5, 2004

Mr. William A. Hines
Managing Member
Midland Fabricators and Process Systems, L. L. C.
3636 North Causeway Blvd.
Suite 300
Metairie, LA 70002

Dear Mr. Hines:

We understand that Midland Fabricators and Process Systems, L. L. C. ("Midland") intends to convert $2,698,500 of a convertible debenture of UNIFAB International, Inc. ("UNIFAB") into 771,000 shares of UNIFAB common stock, after which Midland will own more than 90% of UNIFAB's issued and outstanding shares. Midland and Mr. William A. Hines will then contribute their outstanding shares of UNIFAB's common stock to Midland Acquisition, L. L. C., Midland's wholly-owned subsidiary, after which Midland intends to cause a "short-form merger" of Midland Acquisition, L. L. C. into UNIFAB. Midland will then cause Midland Acquisition to pay to the minority shareholders of UNIFAB a cash payment equal to $0.20 per share for each share of UNIFAB common stock held by them on the date that the short-form merger is consummated (the "Purchase Price"), after which Midland will own all of the outstanding shares of UNIFAB common stock.

Midland has asked our opinion as to whether as of the date hereof, the proposed Purchase Price is fair, from a financial point of view, to the shareholders of UNIFAB (other than Midland and its affiliates).

Chaffe & Associates, Inc. ("Chaffe"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, fairness opinions, minority stockholder representations, and valuations for estate, corporate, and various other purposes. Neither Chaffe nor any of its principal officers or shareholders has an ownership interest in UNIFAB or Midland. In 1998, Chaffe performed certain financial advisory services for Allen Tank, Inc. in its sale to UNIFAB, for which we received customary compensation. In 2002, Chaffe acted as financial advisor to UNIFAB's board of directors in connection with the company's 2002 transaction with Midland, for which we again received customary compensation. In the current matter, we are financial advisors to the board of directors of Midland in connection with this transaction and we will receive a fee for our services, which include the rendering of this opinion. Compensation for our services, including the preparation and delivery of this opinion, is not dependent or contingent upon the completion of a transaction and is not related to or based upon

                                  Exhibit (c)-1

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Board of Directors                                               October 5, 2004
RE: MIDLAND FABRICATORS AND PROCESS SYSTEMS, L. L. C.                     Page 2

the nature of the findings made herein. Midland has agreed to indemnify us for certain liabilities that may arise out of rendering this opinion.

In connection with rendering this opinion, Chaffe, among other things: (i) reviewed the draft S.E.C. Schedule 13E-3 related to the transaction; (ii) reviewed certain publicly-available information concerning the business, financial condition and operations of UNIFAB which we believed to be relevant to our inquiry, along with certain internal financial and operating information, estimates and forecasts related to UNIFAB's business provided by UNIFAB and Midland management; (iii) interviewed and discussed past and current operations, financial condition and prospects of UNIFAB with members of UNIFAB's senior management and board of directors and with Midland's senior management; (iv) reviewed and discussed the strategic rationale for the transaction with Midland's and UNIFAB's senior managements; (v) reviewed the publicly-reported prices and trading activity for UNIFAB's common stock; (vi) compared the financial performance of UNIFAB and the prices and trading activity of UNIFAB's common stock with similar publicly available information for certain comparable publicly-traded companies and their securities; (vii) reviewed an independent appraisal of the equipment value of UNIFAB as prepared by The WFA Group, dated February 19, 2002 along with a limited appraisal of certain equipment as prepared by the same company dated October 4, 2004; (viii) reviewed an independent appraisal of the owned and leased facilities of UNIFAB International, Inc./Universal Fabricators, Inc. at the Port of Iberia as prepared by Argote, Derbes, Graham, Shuffield & Tatje, Inc. dated October 22, 2001; (ix) reviewed an independent appraisal of leased facilities of UNIFAB International West, L. L. C., located in Lake Charles, LA as prepared by Appraiser Associates of Louisiana, Inc. dated October 5, 2001; and (x) performed such other analyses and examinations, and considered such other financial, economic and market criteria as Chaffe deemed appropriate to this opinion.

In our review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and all other information publicly available or furnished to us by UNIFAB or Midland or otherwise reviewed by us for purposes of our opinion. Chaffe has not been asked to perform and has not undertaken an independent verification of any such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the value of UNIFAB's assets or liabilities (contingent or otherwise), but relied on valuations and appraisals provided to us. With respect to UNIFAB's projected financial results, Chaffe has assumed, with your consent, that they are reasonably prepared on bases reflecting the best currently available estimates and judgments of UNIFAB's and Midland's senior managements as to future financial performance. We expressed no opinion with respect to such forecasts or the assumptions on which they were based. We have further relied upon the assurances of representatives of UNIFAB and Midland that they are not aware of any facts that would make the above information inaccurate, incomplete or misleading. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated as of the date hereof.

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Board of Directors                                               October 5, 2004
RE: MIDLAND FABRICATORS AND PROCESS SYSTEMS, L. L. C.                     Page 3

In connection with the preparation of our opinion, we have not considered the relative merits of the transaction as compared to (i) any alternative business strategy that might exist for UNIFAB; (ii) the effect of any other strategy to accomplish a going private strategy, or (iii) the effect of the transaction with respect to tax consequences that may arise as a result. Although we evaluated the consideration to be paid to UNIFAB's minority shareholders from a financial point of view, we were not asked, and did not recommend, the specific consideration payable in the transaction. We have assumed that the transaction will be consummated on substantially the same terms as set forth in the draft
Schedule 13E-3. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. Further, we express no opinion as to the prices or trading ranges at which UNIFAB's common stock will trade at any time.

Our opinion is directed only to the fairness, from a financial point of view, of the Purchase Price to be paid to UNIFAB's shareholders, and it should not be relied upon as a recommendation to any shareholders of Midland or UNIFAB. Our opinion may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the Schedule 13E-3 to be mailed to the holders of UNIFAB's common stock in connection with the transaction, provided that this opinion will be reproduced in such Schedule 13E-3 in full, and any description of or reference to us or our actions, or any summary of the opinion in such
Schedule 13E-3, will be in a form reasonably acceptable to us.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion as of the date hereof, that the Purchase Price of $0.20 per share of UNIFAB common stock is fair and adequate, from a financial point of view, to the UNIFAB's shareholders (other than Midland and its affiliates).

Very truly yours,

CHAFFE & ASSOCIATES, INC.

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